Exhibit 99.1

Climb Bio Reports Third Quarter 2025 Financial Results and Provides Business Updates

PrisMN Phase 2 trial of budoprutug in Primary Membranous Nephropathy (pMN) initiated

Phase 1 trial of budoprutug subcutaneous formulation initiated, with initial data expected in H1 2026

Clinical trials of budoprutug in Immune Thrombocytopenia (ITP) and Systemic Lupus Erythematosus (SLE) ongoing, with initial data from both trials expected in H2 2026

Regulatory clearance obtained to initiate CLYM116 Phase 1 trial; anticipate dosing first subject by year-end, with initial data expected mid-2026

Leadership team strengthened with the appointments of Susan Altschuller, Ph.D., MBA, Chief Financial Officer,
Adam Villa SVP, Technical Operations, and Ashley Jones SVP, People & Workforce Strategy

Cash runway expected through 2027, anticipated to fund company through multiple upcoming clinical milestones

WELLESLEY HILLS, MASS., (GLOBE NEWSWIRE) – Nov. 6, 2025 – Climb Bio, Inc. (Nasdaq: CLYM), a clinical-stage biotechnology company developing therapeutics for patients with immune-mediated diseases, today reported financial results for the third quarter ended September 30, 2025, and provided business updates.

“We are proud to have executed effectively against our 2025 plan, advancing the development of budoprutug and CLYM116 while continuing to build organizational strength and capabilities,” said Aoife Brennan, M.B., Ch.B., President and Chief Executive Officer of Climb Bio. “Both of our programs, budoprutug, an anti-CD19 antibody in clinical development for multiple B-cell mediated diseases, and CLYM116, an anti-APRIL antibody being advanced for IgA nephropathy, have the potential to deliver differentiated clinical profiles and unlock meaningful therapeutic and commercial opportunities in immune-mediated diseases. Looking ahead, we expect 2026 to be an exciting and data-rich year for Climb Bio, with datasets from both programs that will help guide our ascent and the next phase of development.”

Budoprutug Program Updates and Anticipated Milestones

•
Phase 2 primary membranous nephropathy (pMN) trial, known as ‘PrisMN,’ initiated in multiple countries, with dosing expected to initiate in the coming weeks. PrisMN, an open-label, dose-ranging Phase 2 clinical trial, is designed to further evaluate safety, pharmacokinetics, pharmacodynamics (including B cells, anti-PLA2R, total immunoglobulin), and preliminary efficacy, including complete and partial remission, and identify a dose to carry forward into Phase 3. Climb Bio recently published an abstract as part of the upcoming 2025 American Society of Nephrology (ASN) Kidney Week on the long-term follow-up clinical data from the previously conducted Phase 1b trial.
•
Phase 1 trial of subcutaneous (SC) formulation FPI achieved, enrollment ongoing. Climb Bio is now enrolling healthy volunteers in a Phase 1 trial to evaluate bioavailability, pharmacokinetics, and pharmacodynamics. Expect initial Phase 1 SC data in H1 2026.
•
Phase 1b/2a immune thrombocytopenia (ITP) enrollment ongoing. Climb Bio is enrolling an open-label, dose-escalation Phase 1b/2a clinical trial in patients with ITP to evaluate safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy, including B cell depletion and platelet counts. Data from this trial is expected to provide a deeper understanding of budoprutug activity and dosing and will help inform future development in ITP and other immune-mediated diseases. Anticipate initial ITP data, including preliminary efficacy, in H2 2026.

•
Phase 1b systemic lupus erythematosus (SLE) enrollment ongoing. Climb Bio is enrolling an open-label, dose-escalation Phase 1b clinical trial in patients with SLE to evaluate safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy, including B-cell depletion, autoantibody levels, and clinical activity. Data from this trial is expected to provide insights into budoprutug activity after a single intravenous dose and will also help to inform future development efforts for the program broadly. Anticipate initial SLE data, including preliminary efficacy, in H2 2026.

CLYM116 Program Updates and Anticipated Milestones

•
CLYM116, an antibody targeting the APRIL pathway for IgA nephropathy (IgAN), advancing toward clinical development. Climb Bio held an R&D Spotlight Webcast on September 29, 2025 to review the IgAN development opportunity and preclinical data demonstrating the differentiation of CLYM116 from a first-generation anti-APRIL monoclonal antibody. The Company will be presenting a poster highlighting further data on the favorable CLYM116 preclinical pharmacokinetic and pharmacodynamic profile at the upcoming 2025 ASN Kidney Week, which is being held in Houston, TX, on November 6-9, 2025. In October 2025, the Company obtained regulatory clearance of a Clinical Trial Application to initiate a Phase 1 trial of CLYM116 in healthy volunteers. Expect to dose the first subject by year-end 2025, with initial data anticipated mid-2026.

Corporate Updates

•
Appointed New Members of Leadership Team, including Susan Altschuller, Ph.D., MBA as Chief Financial Officer, Adam Villa as SVP, Technical Operations, and Ashley Jones as SVP, People & Workforce Strategy
•
Susan Altschuller brings over two decades of strategic and financial leadership experience and previously served as the Chief Financial Officer of Cerevel Therapeutics until its acquisition by AbbVie and ImmunoGen, supporting the company’s first commercial launch. Dr. Altschuller holds a BSE in Biomedical Engineering with honors from Tulane University, a Ph.D. in Biomedical Engineering from the Illinois Institute of Technology, and an MBA from the MIT Sloan School of Management.
•
Adam Villa is an accomplished executive with experience spanning technical development, chemistry, manufacturing, and controls (CMC) strategy, and global supply management. He most recently served as Vice President, CMC at Generation Bio and previously held leadership roles at CRISPR Therapeutics and Biogen. Adam received an MBA from MIT Sloan School of Management and a Master of Science degree in Chemical Engineering from MIT School of Engineering. He earned a BE in Chemical Engineering and an AB in Engineering Sciences from Dartmouth College.
•
Ashley Jones is a seasoned people and culture leader with nearly 20 years of experience supporting executive teams and building organizations in the biotechnology sector. She previously founded and led Cultivate Co., a consulting practice providing human resources support and led people and operations functions at Ananke Therapeutics, Imara, and SQZ Biotechnologies. Ashley holds a Graduate Certificate in Human Resources Management from Northeastern University and a BA in English and Psychology from Ohio Wesleyan University.

Third Quarter 2025 Financial Results

•
Cash Position: Cash, cash equivalents and marketable securities were $175.8 million as of September 30, 2025. Cash, cash equivalents and marketable securities are expected to fund operations through 2027.
•
Research and Development (R&D) expenses: R&D expenses were $9.1 million for the three months ended September 30, 2025, compared to $6.2 million for the comparable period in 2024.
•
General and Administrative (G&A) expenses: G&A expenses were $5.8 million for the three months ended September 30, 2025, compared to $5.5 million for the comparable period in 2024.
•
Other income, net: Other income, net was $2.0 million for the three months ended September 30, 2025, compared to $2.8 million for the comparable period in 2024.

About Climb Bio, Inc.

Climb Bio, Inc. is a clinical-stage biotechnology company developing therapeutics for patients with immune-mediated diseases. The Company’s pipeline includes, budoprutug, an anti-CD19 monoclonal antibody that has demonstrated B-cell depletion and has potential to treat a broad range of B-cell mediated diseases, and CLYM116, an anti-APRIL monoclonal antibody being developed for IgA nephropathy. For more information, please visit climbbio.com.

About Budoprutug
Budoprutug is a clinical-stage, anti-CD19 monoclonal antibody being developed by Climb Bio to address a broad range of B-cell mediated, immune-driven diseases. Designed with enhanced effector function and low picomolar affinity, budoprutug targets and depletes CD19-expressing B cells, including plasma blasts that are key sources of pathogenic autoantibodies. Climb Bio is evaluating budoprutug in multiple clinical trials across three lead indications—primary membranous nephropathy (pMN), immune thrombocytopenia (ITP), and systemic lupus erythematosus (SLE)—which represent distinct mechanistic subtypes of immune-mediated disease. Early clinical data suggest budoprutug may offer durable B-cell depletion, rapid reductions in autoantibodies, and clinical remission in pMN. A subcutaneous formulation is also in development to enable broader patient access and potential home-based dosing. Budoprutug has been granted orphan drug designation by the FDA for the treatment of pMN.

About CLYM116

CLYM116 is a clinical-stage monoclonal antibody targeting APRIL (A Proliferation-Inducing Ligand), a key driver of pathogenic B-cell activity in autoimmune diseases. CLYM116 employs a novel pH-dependent bind-and-release mechanism to potently block APRIL signaling, promote lysosomal degradation of APRIL, and recycle the antibody to extend its half-life. This differentiated design offers the potential for rapid, deep, and durable inhibition of APRIL with a favorable safety profile and less frequent dosing. CLYM116 is being advanced for the treatment of IgA nephropathy (IgAN) and may also have broader utility across other B-cell mediated diseases where APRIL plays a critical role.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: future expectations, plans and prospects for Climb Bio; expectations regarding the therapeutic benefits, clinical potential and clinical development of budoprutug and CLYM116; expectations regarding the timing of submitting an investigational new drug application or additional clinical trial applications for CLYM116; the anticipated timelines for initiating the Phase 1 clinical trial of CLYM116; the anticipated timelines for dosing the first patient in Climb Bio’s Phase 2 clinical trial of budoprutug in primary membranous nephropathy and Phase 1 clinical trial of CLYM116; the anticipated timelines for announcing data from Climb Bio’s ongoing and planned clinical trials; the sufficiency of Climb Bio’s cash resources for the period anticipated; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “will,” “working” and similar expressions. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Climb Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Climb Bio to timely and successfully achieve or recognize the anticipated benefits of its acquisition of Tenet Medicines, Inc. and its technology transfer and exclusive license agreement with Beijing Mabworks Biotech Co., Ltd.; Climb Bio’s ability to advance budoprutug and CLYM116 on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring boards; replicating in clinical trials positive results found in early-stage clinical trials or nonclinical studies; competing successfully with other companies that are seeking to develop treatments for primary membranous nephropathy, immune thrombocytopenia, systemic lupus erythematosus, IgA nephropathy and other immune-mediated diseases; maintaining or protecting intellectual property rights related to budoprutug, CLYM116 and/or its other product candidates; managing expenses; changes in applicable laws or regulation; the possibility that Climb Bio may be adversely affected by other economic, business and/or competitive factors; and raising the substantial additional capital needed, on the timeline necessary, to continue development of budoprutug, CLYM116 and any other product candidates Climb Bio may develop. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Climb Bio’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Climb Bio’s most recent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Climb Bio’s views as of the date hereof and should not be relied upon as representing Climb Bio’s views as of any date subsequent to the date hereof. Climb Bio anticipates that subsequent events and developments will cause Climb Bio’s views to change. However, while Climb Bio may elect to update these forward-looking statements at some point in the future, Climb Bio specifically disclaims any obligation to do so, except as required by law.

Investors and Media

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

Climb Bio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$175,831	$212,529
Other assets	6,473	4,658
Total assets	$182,304	$217,187
Liabilities and stockholders’ equity
Liabilities	$5,301	$5,306
Total stockholders’ equity	177,003	211,881
Total liabilities and stockholders’ equity	$182,304	$217,187

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$9,073	$6,240	$32,975	$8,377
Acquired in-process research and development, related party	—	—	—	51,659
General and administrative	5,819	5,492	15,612	11,073
Total operating expenses	14,892	11,732	48,587	71,109
Loss from operations	(14,892)	(11,732)	(48,587)	(71,109)
Other income, net	2,004	2,837	6,252	5,628
Net loss	$(12,888)	$(8,895)	$(42,335)	$(65,481)
Net loss per share, basic and diluted	$(0.19)	$(0.13)	$(0.63)	$(1.57)